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Exhibit 99.1

Cincinnati Bell Inc. Announces Pricing of $500 Million of
7.25% Senior Unsecured Notes Due 2013

CINCINNATI—July 2, 2003—Cincinnati Bell Inc. (NYSE: CBB) today announced the pricing of $500 million aggregate principal amount of 7.25% Senior Unsecured Notes due 2013.

The Notes will mature on July 15, 2013. Interest on the Notes will be payable semiannually on January 15 and July 15 of each year, beginning on January 15, 2004.

The Notes were placed in a private placement transaction pursuant to Rule 144A under the Securities Act of 1933. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States or to a U.S. person absent registration or an applicable exemption from registration requirements.

The Company intends to use the net proceeds from the Notes to repay debt outstanding under the company's term and revolving credit facilities and has received the necessary amendment from its lenders to its bank credit facility. The offering is expected to close on July 11, 2003.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About Cincinnati Bell Inc.

Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. The company was recently ranked number one in customer satisfaction, for the second year in a row, by J.D. Power and Associates for local residential telephone service and residential long distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

Note: Information included in this news release contains forward-looking statements that involve potential risks and uncertainties. Cincinnati Bell's future results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, Cincinnati Bell's ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, and its ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company's recent filings with the Securities and Exchange Commission, including the 2002 Form 10-K for Cincinnati Bell Inc.

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  Exhibit 99.1
Cincinnati Bell Inc. Announces Pricing of $500 Million of 7.25% Senior Unsecured Notes Due 2013